AGREEMENT FOR SHARE EXCHANGE

            This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on December 31, 2008, by and among ESP Resources, Inc. formerly known as Pantera Petroleum, Inc., a Nevada corporation (“PANTERA”), ESP Resources, Inc., a Delaware corporation (“ESP”) and ESP Enterprises, Inc., a Colorado corporation and the sole shareholder of ESP (“Enterprises”) .

RECITALS

            WHEREAS, PANTERA desires to complete a share exchange transaction pursuant to which PANTERA shall acquire all of the equity ownership of ESP in exchange for a certain number of shares of the voting stock of PANTERA as set forth below; and

            WHEREAS, The Board of Directors of PANTERA and the Board of Directors of ESP have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

            THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

            NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), PANTERA shall acquire 100% ownership of ESP. Consideration to be paid by PANTERA shall be a certain number of shares equivalent to the value of $12,000,000 (the “Exchange Shares”). The amount of Exchange Shares issued shall be determined by dividing $12,000,000 by the average closing share price of Pantera’s common stock for the five days preceding the Closing Date. The Exchange Shares shall be issued in exchange for 100% ownership of ESP (such share exchange shall be referred to herein as the “Exchange”). The specific allocation of the Exchange Shares shall be set forth on Exhibit A attached hereto. The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. It is anticipated that immediately prior to the Closing or as soon as possibly thereafter depending upon regulatory approval, PANTERA will effectuate a reverse split of its common stock in the ratio of twenty-for-one. The Exchange shares shall be issued post-split. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2      Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1      Representations and Warranties of PANTERA. PANTERA represents and warrants to ESP as follows:

            (a)      Organization, Standing and Power. PANTERA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

            (b)      Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of PANTERA consists of 1,200,000,000 shares of Common Stock, par value of $0.001 per share, of which 4,572,283 shares will be issued and outstanding following the reverse split that was filed with NASDAQ and FINRA on December 22, 2008 and is pending approval. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of PANTERA approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. PANTERA has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from PANTERA at any time, or upon the happening of any stated event, any shares of the capital stock of PANTERA whether or not presently issued or outstanding, except as stated in Exhibit B.

            (c)      Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of PANTERA which have been delivered to ESP are true, correct and complete copies thereof. The minute book of PANTERA, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholders of PANTERA since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

            (d)      Authority. PANTERA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of PANTERA. No other corporate or shareholder proceedings on the part of PANTERA are necessary to authorize the Exchange, or the other transactions contemplated hereby.

             (e)      Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of PANTERA or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PANTERA which violation would have a material adverse effect on PANTERA taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to PANTERA in connection with the execution and delivery of this Agreement by PANTERA or the consummation by PANTERA of the transactions contemplated hereby.

            (f)      Books and Records. PANTERA has made and will make available for inspection by ESP upon reasonable request all the books of PANTERA relating to the business of PANTERA. Such books of PANTERA have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to ESP by PANTERA are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

            (g)      Compliance with Laws. PANTERA is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

            (h)      Dilutive Securities. PANTERA has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding except as set forth on Exhibit B.

            (i)      Litigation. There is no suit, action or proceeding pending, or, to the knowledge of PANTERA, threatened against or affecting PANTERA which is reasonably likely to have a material adverse effect on PANTERA, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PANTERA having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

            (j)      Tax Returns. PANTERA has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon PANTERA.

            (k)      Material Transactions or Affiliations. Except as disclosed herein, there exists no contract, agreement or arrangement between PANTERA and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by PANTERA to own beneficially, 5% or more of the issued and outstanding common stock of PANTERA and which is to be performed in whole or in part after the date hereof. Neither any officer nor director of PANTERA has any known interest, direct or indirect, in any such transaction with PANTERA which was material to the business of PANTERA, except as disclosed in Exhibit C. PANTERA has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

            (l)      Over-the-Counter Bulletin Board Quotation. PANTERA Common Stock is quoted on the NASD Over-the-Counter Electronic Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to PANTERA’s knowledge, threatened against PANTERA by NASDAQ or The Financial Industry Regulatory Authority, Inc. ("FINRA") with respect to any intention by such entities to prohibit or terminate the quotation of PANTERA Common Stock on the OTC BB.

            (m)      Financial Statements. To PANTERA’s knowledge, each set of financial statements (including, in each case, any related notes thereto) contained in the PANTERA SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of PANTERA at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on PANTERA taken as a whole.

            (n)      Exchange Act Compliance. PANTERA is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of PANTERA Common Stock have been registered under Section 12(g) of the Exchange Act, and PANTERA is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on PANTERA.

2.2      Representations and Warranties of ESP. ESP represents and warrants to PANTERA as follows:

            (a)      Organization, Standing and Power. ESP is a corporation duly organized, validly existing and in good standing under the laws of Delaware and the company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

            (b)      Capital Structure. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ESP at any time, or upon the happening of any stated event, any share of the capital stock of ESP.

Authorized Shares. The number of shares which ESP is authorized to issue consists of 200,000,000 shares of a single class, par value of $0.001 per share with 30,000,000 shares of common stock issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

            (c)      Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of ESP which will be delivered to PANTERA are true, correct and complete copies thereof. The minute books of ESP which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of Enterprises since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

            (d)      Authority. ESP has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by Enterprises, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of ESP are necessary to authorize the Exchange and the other transactions contemplated hereby.

            (e)      Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of ESP or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ESP or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ESP in connection with the execution and delivery of this Agreement by ESP, or the consummation by ESP of the transactions contemplated hereby.

            (f)      Books and Records. ESP has made and will make available for inspection by PANTERA upon reasonable request all the books of account, relating to the business of ESP. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to PANTERA by ESP are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

            (g)      Compliance with Laws. ESP is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

            (h)      Liabilities and Obligations. ESP has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the ESP financial statements delivered to PANTERA that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

            (i)      Litigation. There is no suit, action or proceeding pending, or, to the knowledge of ESP threatened against or affecting ESP, which is reasonably likely to have a material adverse effect on ESP, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ESP having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

            (j)      Taxes. ESP has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and ESP has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. ESP knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

            (k)      Licenses, Permits; Intellectual Property. ESP owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3      Representations and Warranties of Enterprises. By execution of this Agreement, Enterprises represents and warrants to PANTERA as follows:

            (a)      Shares Free and Clear. The shares of ESP which Enterprises owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

            (b)      Unqualified Right to Transfer Shares. Enterprises has the unqualified right to sell, assign, and deliver the shares of ESP and, upon consummation of the transactions contemplated by this Agreement, PANTERA will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

            (c)      Agreement and Transaction Duly Authorized. Enterprises is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which Enterprises is a party or by which Enterprises is bound.

            (d)      Share Ownership. Enterprises is presently the only shareholder of ESP, and owns 100% of the equity ownership of ESP.

ARTICLE III
SPECIAL COVENANTS

3.1      Indemnification.

             (a)      ESP hereby agrees to indemnify PANTERA and each of the officers, agents and directors of PANTERA as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

            (b)      PANTERA hereby agrees to indemnify ESP and each of the officers, agents, and directors of ESP and Enterprises as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

3.2      The Acquisition of PANTERA Common Stock. PANTERA and ESP understand and agree that the consummation of this Agreement including the issuance of the PANTERA common stock to the ESP Shareholders in exchange for the ESP Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. PANTERA and ESP agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

3.3      Sales of Securities Under Rule 144, If Applicable.

            (a)      PANTERA will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

            (b)      Upon being informed in writing by any person holding restricted stock of PANTERA that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), PANTERA will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

            (c)      If any certificate representing any such restricted stock is presented to PANTERA’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, PANTERA will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

3.4      Acknowledgement of Liabilities. PANTERA and ESP will disclose all material liabilities, accounts payable and all outstanding fees due and payable at time of closing on a schedule in the closing documents.

3.5      Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of ESP, after the Closing Date, PANTERA shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of PANTERA occurring, reported or filed prior to the

Closing, as may be necessary or required by PANTERA for the preparation of the reports that PANTERA is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1      Restricted PANTERA Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2      Access to Information. Upon reasonable notice, PANTERA and ESP shall each afford to the officers, employees, accountants, counsel and other representatives of the other company access to all their respective properties, books, contracts, commitments and records and, during such period, each of PANTERA and ESP shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3      Legal Conditions to Exchange. Each of PANTERA and ESP shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by PANTERA or ESP or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.1      Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby. ESP represents and warrants that it has obtained the appropriate required consents of the PRC government, if any.

5.2      Conditions to Obligations of PANTERA. The obligation of PANTERA to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by PANTERA:

            (a)      Representations and Warranties. The representations and warranties of ESP set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and ESP shall complete all government and legal process to transfer 100% of the ownerships from Enterprises to PANTERA.

            (b)      Tradability. The Common Stock of PANTERA shall remain listed for trading on the OTC Bulletin Board and PANTERA shall not have received any notice that its Common Stock is subject to being delisted therefrom.

            (c)      Performance of Obligations of ESP. ESP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and PANTERA shall have received a certificate signed on behalf of PANTERA by the President to such effect.

            (d)      Closing Documents. PANTERA shall have received all closing documents as counsel for PANTERA shall reasonably request.

            (e)      Consents. ESP shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of PANTERA, individually or in the aggregate, have a material adverse effect on ESP and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. ESP shall also have received the approval of Enterprises in accordance with applicable law.

            (f)      Due Diligence Review. PANTERA shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ESP and shall not have determined that any of the representations or warranties of ESP or Enterprises contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that ESP or Enterprises is otherwise in violation of any of the provisions of this Agreement.

            (g)      Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of PANTERA, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ESP, the consequences of which, in the judgment of PANTERA, could be materially adverse to ESP.

            (h)      Corporate Structure. ESP shall have properly completed its corporate structure as stated in this Agreement

5.3      Conditions to Obligations of ESP. The obligations of ESP to effect the Exchange is subject to the satisfaction of the following conditions unless waived by ESP:

            (a)      Representations and Warranties. The representations and warranties of PANTERA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, ESP shall have received a certificate signed on behalf of PANTERA by the President to such effect.

            (b)      Performance of Obligations of PANTERA. PANTERA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PANTERA shall have received a certificate signed on behalf of PANTERA by the President to such effect.

            (c)      Closing Documents. ESP shall have received (i) an original copy of the resolution from PANTERA’s current directors appointing designees of Enterprises to PANTERA’s Board of Directors; (ii) letters of resignation from PANTERA’s current officers and directors (if they are resigning) to be effective upon Closing and after the appointments described in clause (i); and (iii) all other closing documents as counsel for ESP shall reasonably request.

            (d)      Consents. PANTERA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

            (e)      Due Diligence Review. ESP shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of PANTERA and shall not have determined that any of the representations or warranties of PANTERA contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that PANTERA is otherwise in violation of any of the provisions of this Agreement.

            (f)      Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ESP, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against PANTERA the consequences of which, in the judgment of ESP, could be materially adverse to PANTERA.

(g)	Capital Structure. PANTERA intends to effectuate a twenty-for-one reverse split of its common stock immediately prior to the Closing of this Agreement.

(h)	Name Change. PANTERA shall change its name to ESP Resources, Inc.

(i)

Appointment of Board Members and Officers. Immediately following the Closing of the transaction set forth in this Agreement, ESP shall appoint all officers of the Company. Additionally, ESP shall be allowed to appoint a majority of the directors of the Company. It is anticipated that the Board of Directors shall consist of five members.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1      Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a)      by mutual consent of PANTERA and ESP;

            (b)      by either PANTERA or ESP if there has been a material breach of any representation, warranty, covenant or agreement on the part of PANTERA or ESP, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2      Effect of Termination. In the event of termination of this Agreement by either PANTERA or ESP as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3      Amendment. This Agreement may be amended by mutual agreement of PANTERA and ESP. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4      Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1      Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

7.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to PANTERA:

111 CONGRESS AVENUE
SUITE 400
AUSTIN TX 78701

With a copy to:

Vincent & Rees, L.C.
175 East 400 South
Suite 610
Salt Lake City, Utah 84111

(b) If to ESP:

P.O. Box 53846
Lafayette, LA 70505
1255 Lions Club Road
Scott, LA 70598

With a copy to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP.
195 Route 9 South
Suite 204
Manalapan, NJ 07726

7.3      Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5      Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7      No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8      Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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IN WITNESS WHEROF, this Agreement has been signed by the parties set forth below as of the date set forth above.

ESP RESOURCES, INC. formerly known
as PANTERA PETROLEUM, INC., a
Nevada corporation

/s/Christopher Metcalf
Christopher Metcalf, CEO

ESP Resources, Inc., a Delaware corporation

/s/ David Dugas
David Dugas, CEO

ESP Enterprises, Inc., a Colorado corporation

/s/ David Dugas
David Dugas, CEO